Exhibit 10.27

SEVERANCE BENEFITS AGREEMENT

This Severance Benefits Agreement (the “Agreement”) is made and entered into as of the 1st day of October, 2012 (the “Effective Date”) between The Laclede Group, Inc., a Missouri corporation (“Laclede” or the “Company”), and  Steve Lindsey (“Executive”);

WITNESSETH:

WHEREAS, Executive has been employed by Laclede; and

WHEREAS, Executive is willing to continue at the pleasure of Laclede, provided he is assured of certain additional benefits should he be terminated without Cause (as defined in Section 2(c) of this Agreement) or should he resign for Good Reason (as defined in Section 2(b) of this Agreement) and provided further that he receive further additional benefits should he terminate his employment for Good Reason or be terminated without Cause following a Change in Control (as defined in Section 2(a) of this Agreement).

NOW THEREFORE, to assure the Company that it will have the continued dedication of Executive, including the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and Executive agree as follows:

1.           Establishment, Term, and Purposes.

(a)           This Agreement shall commence on the Effective Date and shall continue in effect through October 1, 2015 (herein the “Term”).

(b)           However, in the event a Change in Control occurs during the Term, this Agreement will remain in effect for the longer of: (i) Twenty-four (24) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to Executive.

(c)           This Agreement, during its Term, shall supersede the Executive’s participation in The Laclede Group Management Continuity Protection Plan.  The provisions of this Agreement shall take precedence over any inconsistent provision of any Company plan with respect to Executive or any agreement between the Company and Executive.

(d)           Notwithstanding any other provision of this Agreement, either the Company or Executive may terminate the employment of Executive at any time.  Such termination may result in the payments and other benefits under the terms and conditions of this Agreement.

2.           Change in Control, Good Reason, Cause, Affiliate, Qualifying Termination Defined.  For the purpose of this Agreement:

(a)           “Change in Control” occurs if and when any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities or when any such person becomes a beneficial owner, directly or indirectly, of at least thirty percent (30%) and no more than fifty percent (50%) of such securities during any twelve month period.  Notwithstanding the foregoing, the determination of whether a Change in Control under this Agreement has occurred will be made in accordance with the rules and procedures set forth in Code Section 409A and the rules and regulations promulgated thereunder.

(b)           “Good Reason,” with respect to the termination by the Executive of his employment with the Company, shall mean:
i.	a material diminution in the Executive’s base salary compensation or Annual Incentive Plan Performance Award target level;

ii.	a material diminution in the authority, duties or responsibilities of the Executive;

iii.	a material change, of not less than 25 miles, in the geographic location at which the Executive’s office is located;

iv.
the failure by the Company or its Affiliates, as applicable, to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the tax-qualified, nonqualified or welfare benefit plans of the Company or its Affiliates in which the Executive was participating immediately prior to the Change in Control.

Prior to a Change in Control, if one of the events in (i) through (iv) above that constitutes Good Reason occurs and is continuing, Executive shall have ninety (90) days after such occurrence to terminate his employment with Laclede for such Good Reason.  If Executive fails to terminate his employment with Laclede during such period, Executive may not thereafter use the occurrence of such event (but may use the occurrence of any other event subsequent thereto that would constitute Good Reason) as a basis for a termination for Good Reason for purposes of this Agreement.

(c)           “Cause” shall mean:

i.
Willful and continued failure by the Executive to perform substantially the duties of employment assigned by the Company or any of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance has been delivered by the Company, which specifically identifies the manner in which it is believed that the Executive has not substantially performed such duties; and/or

ii.	Willful engagement by the Executive in misconduct that is materially injurious to the Company or any of its Affiliates.

(d)           Affiliate” shall mean:

i.	any person or entity that directly or indirectly controls, is controlled by or is under common control with the applicable entity; and/or

ii.	to the extent provided by the Company, any person or entity in which such entity has a significant interest.

The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise; provided, however, with respect to any deferrals subject to Section 409A of the Code, the term “Affiliate” shall mean any member of the applicable entity’s control group within the meaning of Final Treasury Regulation Section 1.409A-1(h)(3), as such may be modified or amended from time to time, by applying the “at least 50 percent” provisions thereof.

(e)           “Qualifying Termination” shall mean

i.	Termination without Cause by Laclede and its Affiliates of the Executive’s employment with Laclede and its Affiliates, and

ii.	Termination with Good Reason by the Executive of his employment with Laclede and its Affiliates;
provided that an event in (i) or (ii) must also be a “separation from service” as defined under Final Treasury Regulation Section 1.409A-1(h), including the default presumptions thereof.

3.           (a)           Effect of Termination of Executive’s Employment Prior to a Change in Control.  If a Qualifying Termination occurs at any time prior to a Change in Control, Executive shall be entitled to receive the following benefits:

i.	Payment of an amount equal to:

A.
One times the Executive’s then current annual base salary, such amount to be paid in bi-weekly installments over a twelve-month period commencing on the later of (i) the 8th day following the date the Executive returns the Release provided for in Section 3(d) or (ii) the first scheduled payroll date following the Qualifying Termination (the “Payment Date”).

B.	On the Payment Date, the target amount for the Executive’s Annual Incentive Plan performance award for the fiscal year in which the Qualifying Termination occurs,

ii.
Continued medical, dental and vision benefits for a period of 18 months from the date of the Qualifying Termination.  Notwithstanding anything to the contrary contained in this Agreement, if Executive obtains employment that provides Executive with medical, dental and vision benefits, the benefits provided pursuant to this Section 3(a)ii. shall terminate.

(b)           Effect of Termination of Executive’s Employment After a Change in Control.  If a Qualifying Termination occurs at any time within 24 months after a Change in Control, Executive shall be entitled to receive the following benefits:

i.	Payment of an amount equal to:

A.
a non-discounted lump sum, equal to two times Executive’s “average annual compensation”, as such term is referred to in Treasury Regulation Section 1.280G-1 Question and Answer 34 and such other guidance promulgated under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) paid to Executive for the five-year period (or if the Executive is employed by the Company for less than five years, such shorter period) immediately preceding such Qualifying Termination (each a “separation from service” as shall be determined under Section 409A of the Code, and Final Treasury Regulation 1.409A-1(h), including the default presumptions thereof) plus

B.	An amount equal to the target amount for the Executive’s Annual Incentive Plan performance award for the fiscal year in which the Qualifying Termination occurs,

Such amounts to be paid in a lump sum on the Payment Date.

ii.	Continued medical, dental and vision benefits for a period of 18 months from the date of the Qualifying Termination. Notwithstanding anything to the contrary contained in this Agreement, if Executive obtains employment that provides Executive with medical, dental and vision benefits, the benefits provided pursuant to this Section 3(b)ii. shall terminate.

(c)           Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive, or other plan or program provided by the Company or its Affiliates and for which the Executive may qualify, other than the Management Continuity Protection Plan, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or its Affiliates, including but not limited to:
i.	Any pro rata portion of an annual incentive award for the fiscal year of the Qualifying Termination based on actual performance against the Executive’s goals,
ii.	Restricted Stock Unit Award Agreement under the 2006 Equity Incentive Plan between the Executive and the Company dated as of October 1, 2012,
iii.	Performance Contingent Stock Unit Award Agreement under the 2006 Equity Incentive Plan between the Executive and the Company dated as of October 1, 2012, and
iv.	Any other equity award agreements under the 2006 Equity Incentive Plan entered into between the Executive and the Company.

Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan or program of the Company or its Affiliates, other than the Management Continuity Protection Plan, shall be payable in accordance with the terms of such plan or program.

(d)           Release.  Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all payments and benefits to which Executive is entitled under this Section 3 are conditional upon, and subject to, Executive’s first executing a valid waiver and release of all claims that Executive may have against the Company, its subsidiaries and Affiliates (and their respective officers, employees, and directors) in a form satisfactory to the Company; provided , that, if Executive fails to execute (or revokes) such waiver and release of all claims within 21 days (or 45 days if that is the applicable notice consideration period) days following the Qualifying Termination, the Company shall have no obligation to provide the payments and benefits contemplated under this Section 3.  To the extent that the Executive’s Qualifying Termination occurs on or after November 15th of a calendar year, the Release to the extent executed and returned in accordance with this subparagraph shall be deemed, for purposes of the payment timing provisions of this Section 3, to have been executed and returned to the Company on January 1st of the calendar year succeeding the Qualifying Termination.

4.           No Benefits for Voluntary Termination Without Good Reason or For Cause.  At any time, Executive may terminate his employment with Laclede and its Affiliates without Good Reason, but in such case Executive will not be entitled to any payment or benefit pursuant to Section 3 of this Agreement.  Likewise, Laclede may terminate Executive’s employment with Laclede and its Affiliates for Cause at any time and in such case Executive will not be entitled to any payment or benefit pursuant to Section 3 of this Agreement.

5.           Payment of Benefit on Death of Executive.  In the event of the death of Executive, this Agreement shall terminate except as to any amounts which have become payable hereunder as a result of a Qualifying Termination before death and except as to the various benefit plans or other agreements which, by their terms, continue after his death or by which his estate, heirs, surviving spouse, personal representative, devisees, legatees and beneficiaries are paid benefits.

6.           Amendment, Modification or Waiver.  No provision of this Agreement may be amended, modified or waived, unless such amendment, modification or waiver shall be authorized by the Board or any authorized committee of the Board, and shall be agreed to in writing, signed by Executive and by an officer of Laclede thereunto duly authorized.  Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

7.           Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent provided by law.

8.           Successors.  This Agreement shall be binding upon any successor of Laclede and such successor shall be deemed substituted for Laclede under the terms of this Agreement; but any such substitution shall not relieve Laclede of any of its obligations hereunder.  As used in this Agreement, the term “successor” shall include any person, firm, corporation or like business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Laclede.

Laclede may require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Laclede by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Laclede would be required to perform if no such succession had taken place.

9.           Covenant Not to Compete; Confidentiality; Non-disparagement; Non-solicitation.

(a)           For as long as Executive is employed by Laclede and for a period of eighteen (18) months after the termination of Executive’s employment with Laclede, Executive agrees, in consideration of the benefits being provided to Executive by Laclede pursuant to this Agreement, that Executive will not directly or indirectly participate in the ownership, management, operation or control of, or be employed by any entity competing with Laclede and its affiliates (i) in the sale or delivery of natural gas within Laclede’s service area or (ii) in the natural gas commodity service business.  This covenant is not intended to prevent Executive from making a passive investment or investments not to exceed five percent (5%) of the aggregate equity ownership in any enterprise that may compete with Laclede in the defined geographic areas during the restricted period.

(b)           Executive agrees not to disclose, either while in Laclede’s employ or at any time thereafter, to any person not employed by Laclede or not engaged to render services to Laclede any confidential information obtained by him while in the employ of Laclede, including, without limitation, any of Laclede’s inventions, processes, methods of distribution, customers or trade secrets; provided, however, that this provision shall not preclude Executive from use or disclosure of information known generally to the public or from disclosure required by law or court order.

(c)           The Executive will not publicly disparage the Company, its Affiliates, and any of its officers, directors, employees or agents, and will refrain from any action which would reasonably be expected to cause material adverse public relations or embarrassment to the Company or to any such persons.

(d)           For as long as Executive is employed by Laclede and for a period of eighteen (18) months after the termination of Executive’s employment with Laclede, Executive agrees, in consideration of the benefits being provided to Executive by Laclede pursuant to this Agreement, that Executive will not directly or indirectly hire, solicit to hire, or attempt to induce (or assist any third party to hire, solicit or attempt to induce) any employee of the Company or an Affiliate (who is an employee of the Company or Affiliate as of the time of such hire or solicitation or attempt to hire) or any former employee of the Company or Affiliate (who was employed by the Company or Affiliate within the 12-month period immediately preceding the date of such hire or solicitation or attempt to hire) to leave the employment of the Company or Affiliate.

10.           Withholding and Limitations on Benefits Caused by Tax Implications.  Anything to the contrary notwithstanding, all payments required to be made by Laclede hereunder to Executive or his estate or beneficiary shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as Laclede may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, Laclede may accept other provisions to the end that it has sufficient funds to pay all taxes required by law to be withheld in respect to any of such payments.

In the event that the aggregate amount of any payments that could be considered “parachute payments” (as defined in Section 280G of the Code) (such payments, the “Parachute Payments”) exceeds the greatest amount of Parachute Payments that may be paid, provided or delivered to Executive without giving rise to any liability for the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such tax (“Excise Tax”), then the aggregate amount of Parachute Payments to which the Executive is entitled shall be reduced to an amount equal to the amount which produces the greatest after-tax benefit (“best net benefit”) to the Executive after taking into account any Excise Tax to be payable by the Executive.  For the avoidance of doubt, this provision will reduce the amount of Parachute Payments otherwise payable to Executive, if doing so would place the Executive in a better net after-tax economic position as compared with not doing so (taking into account the Excise Tax payable in respect of such Parachute Payments).  The Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating the portion of the Parachute Payments that are payable in cash and then by reducing or eliminating the non-cash portion of the Parachute Payments, in each case, in reverse order beginning with payments or benefits which are to be paid the furthest in the future.  This Section 10 shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any payment.  All determinations to be made under this Section 10 shall be made, at the Company’s expense, by a nationally recognized certified public accounting firm selected by the Company (other than any such firm that serves as the Company’s auditor or otherwise has a material recurring business relationship with the Company), and written copies thereof shall be promptly delivered to the Executive.  For the avoidance of doubt, this Section 10 shall not be applicable to the extent that the Executive is not subject to the Excise Tax by virtue of the Executive’s tax residence.

11.           Enforcement by Executive or His Personal Representatives, Heirs, Distributees, Devisees and Legatees.  This Agreement and all rights of Executive hereunder shall inure to the benefit and be enforceable by Executive’s personal and legal representatives, distributees, devisees, legatees, beneficiaries or other designee.

Any controversy or claim arising out of or relating to a Qualifying Termination under this Agreement shall be settled by arbitration in the City of St. Louis, State of Missouri, in accordance with the rules then in effect of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  In any such arbitration the parties will select one arbitrator from a list of arbitrators provided by the American Arbitration Association with each party hereto taking alternate strikes and the remaining arbitrator hearing the dispute.  Each party will pay its respective costs associated with the arbitration, provided, however, that if the Executive shall prevail at arbitration on at least one material issue, as determined by the arbitrator, the Company shall reimburse the Executive for reasonable legal fees and expenses relative to the arbitration.  Notwithstanding anything to the contrary in this Section 11, either party may commence in any court having jurisdiction over the parties hereto any action to obtain injunctive relief.

12.           Notices.  For the purpose of this Agreement, notices, demands or other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or (unless other specified) mailed by United States Certified Mail, return receipt requested, postage prepaid, addressed as follows:

to Executive:	720 Olive Street, 15th Floor St. Louis, Missouri 63101

Cc:	At his home address then on file with Laclede

to Laclede:	Secretary The Laclede Group, Inc. 720 Olive Street, 15th Floor St. Louis, Missouri 63101

or to such other address as any party may have furnished to the other in writing in accordance therewith, except that notices of change of address shall be effective only upon receipt.

13.           Construction With Missouri Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Missouri.

14.           Entire Agreement of Parties.  This Agreement supercedes all oral agreements and discussions with respect to the subject matter hereof.

15.           Code Section 409A.  It is the intent of the Company and the Executive that this Agreement comply with Code Section 409A and the regulations issued pursuant thereto and the provisions of this Agreement shall be interpreted to be consistent therewith.  Notwithstanding anything in this Agreement to the contrary, if any amount or benefits that the Company determines would constitute non-exempt “deferred compensation” for purposes of Code Section 409A would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which the Executive is a specified employee as defined under Code Section 409A, then to the extent necessary to comply with Code Section 409A: (a) if the payment or distribution is payable in a lump sum, the Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Executive’s death or the first day of the seventh month following the Executive’s separation from services, and (b) if the payment or distribution is payable or provided over time, the amount of such non-exempt deferred compensation that would otherwise be payable or provided during the six-month period immediately following the Executive’s separation from service will be accumulated, and the Executive’s right to receive payment or distribution of such accumulated amount or benefits will be delayed until the earlier of the Executive’s death or the first day of the seventh month following the Executive’s separation from services and paid or provided on the earlier of such dates, with interest, and the normal payment or distribution schedule for any remaining payments, distributions or benefits will commence.  Each payment under this Agreement or otherwise (including any installment payments) shall be treated as a separate payment for purposes of Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE LACLEDE GROUP, INC.

By:	/s/ Suzanne Sitherwood
Name: Suzanne Sitherwood
Title: President and Chief Executive Officer “Company”

ATTEST:

/s/ Mary C. Kullman
Secretary

/s/ Steve Lindsey
Executive